Exhibit 23.1

Deloitte Touche Tohmatsu 35/F One Pacific Place 88 Queensway Hong Kong

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements and financial statement schedule of Semiconductor Manufacturing International Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) dated April 26, 2010, appearing in the annual report on Form 20-F of the Company for the year ended December 31, 2009.

Certified Public Accountants

Hong Kong

November 23, 2010